Exhibit 99.1

Samsonite Commences Offers to Purchase and Consent Solicitations and Announces Formation of Special Committee of Independent Directors to Review Certain Equity Transactions

2006-11-21  09:15  (New York)

DENVER,  Nov 21 /PRNewswire-FirstCall/  —   SAMSONITE CORPORATION (OTC Bulletin Board:  SAMC) announced today that it is commencing offers to purchase for cash any and all of its outstanding 8-7/8% Senior Subordinated Notes due 2011 (the “Senior Subordinated Notes”) and Floating Rate Senior Notes due 2010 (the “Floating Rate Notes” and, together with the Senior Subordinated Notes, the “Notes”). The current aggregate outstanding principal amount of Senior Subordinated Notes is $164,970,000, and the current aggregate outstanding principal amount of Floating Rate Notes is Euro 100,000,000.

In connection with the offers to purchase, the Company is soliciting consents to certain proposed amendments to the Notes and the indentures governing such Notes, which will eliminate substantially all of the restrictive covenants and certain provisions relating to events of default and amend certain other related provisions (the “Proposed Amendments”).   Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

Each offer to purchase will expire at 9:00 a.m., New York City time, on December 20, 2006, unless extended or earlier terminated (such date and time being referred to as the “Expiration Date”). The consent solicitations will expire at 9:00 a.m., New York City time, on December 6, 2006, unless extended (such date and time being referred to as the “Consent Date”).

The “Total Consideration” shall be (i) $1,088.75 for each $1,000 principal amount of Senior Subordinated Notes tendered on or prior to the Consent Date, and not validly withdrawn prior to execution of the applicable supplemental indenture, plus accrued and unpaid interest on such principal amount of Senior Subordinated Notes to, but not including, the Initial Payment Date (as defined herein), and (ii) Euro 1,020 for each Euro 1,000 principal amount of Floating Rate Notes tendered on or prior to the Consent Date, and not validly withdrawn prior to execution of the applicable supplemental indenture, plus accrued and unpaid interest on such principal amount of Floating Rate Notes to, but not including, the Initial Payment Date.  The Total Consideration includes the Consent Payment (as defined below).  The “Tender Offer Consideration” is equal to the Total Consideration minus the applicable Consent Payment.

If the requisite number of consents required to amend the applicable indenture is received and the applicable offer to purchase is consummated, the Company will make consent payments (the “Consent Payments”) of: (i) in the case of Senior Subordinated Notes, $20 per $1,000 principal amount of Senior Subordinated Notes for which consents have been validly delivered and not revoked on or prior to the Consent Date for such Notes, and (ii) in the case of Floating Rate Notes, Euro 20 per Euro 1,000 principal amount of Floating Rate Notes for which consents have been validly delivered and not revoked on or prior to the Consent Date for such Notes.

If the Notes are accepted for payment pursuant to the offers, holders who validly tender (and do not validly withdraw) their Notes pursuant to the offers on or prior to the applicable Consent Date will receive the applicable Total Consideration on the applicable Initial Payment Date. Holders that validly tender their Notes after the applicable Consent Date, but on or prior to the applicable Expiration Date, will receive the applicable Tender Offer Consideration only but not the applicable Consent Payment on the applicable Subsequent Payment Date. No tenders will be valid if submitted after the Expiration Date.

The “Initial Payment Date” is expected to be on or promptly following the Initial Acceptance Date.  The “Initial Acceptance Date,” is expected to be the date that all conditions to the respective offer have been satisfied.  The “Subsequent Payment Date” is expected to be on or promptly following the Subsequent Acceptance Date. The “Subsequent Acceptance Date” is expected to be the first business day on which any Notes are validly tendered and not withdrawn after 9:00 a.m., New York City time, on the Consent Date but on or prior to the Expiration Date.  The Initial Acceptance Date and the Subsequent Acceptance Date may, if the conditions to the respective offer have not been satisfied prior thereto, be the same date.

The terms of the offers to purchase and consent solicitations, including the conditions to the Company’s obligations to accept the Notes tendered and consents delivered and pay the applicable Tender Offer Consideration and Consent Payment, are set forth in the Company’s Offers to Purchase and Consent Solicitation Statement, dated November 21, 2006. One of the conditions to completing such offers is that the Company has available funds sufficient to pay the total consideration with respect to all notes (regardless of the amount of notes tendered) from (i) borrowings under a new credit facility on terms and conditions acceptable to Samsonite, in its sole discretion, on or prior to the Initial Acceptance Date and (ii) cash on hand.  The Company may amend, extend or terminate the offers to purchase and consent solicitations at any time in its sole discretion without making any payments with respect thereto.

The offers to purchase and consent solicitations are part of a series of transactions that are expected to include the following components:

•                  the conversion of at least 90% of the Company’s outstanding shares of convertible preferred stock (the “Preferred Stock”) into shares of its common stock (the “Preferred Stock Conversion”);

•                  the entering into a new credit facility consisting of an approximately $450 million term loan facility and an approximately $80 million revolving credit facility; and

•                  the distribution of approximately $175 million in cash in the form of a special dividend to the Company’s stockholders (the “Special Dividend”) and dilution adjustment payments to its option holders (collectively, the “Distribution”).

The Company’s board of directors has formed a special committee of its independent directors to review and evaluate the Preferred Stock Conversion and the Distribution, including the declaration of the Special Dividend, to negotiate the terms of such transactions with representatives of the holders of its Preferred Stock and to make recommendations to the Company’s board of directors. There can be no assurance that these transactions will be completed or that the Special Dividend will be declared.

The Company has been informed by its major stockholders that collectively hold over 90% of its outstanding shares of the Preferred Stock that if the Company’s board of directors declares the Special Dividend, then such holders will convert all their shares of Preferred Stock into shares of the Company’s common stock immediately prior to the payment of the Special Dividend.

The Company expects to enter into a new credit facility consisting of an approximately $450 million senior secured term loan facility and an approximately $80 million senior secured revolving credit facility, including a letter of credit sub-facility.  The proceeds of the term loan facility, along with a portion of the proceeds of the revolving credit facility and cash on hand, are expected to be used to finance the payment of the Special Dividend and the offers to purchase the Notes.   The new credit facility is expected to be secured with substantially all of the Company’s domestic assets and certain foreign assets, and contain conditions precedent, representations and warranties, covenants and events of default customary for transactions of this type.  In addition, the new credit facility is expected to be prepayable by the Company at any time without any penalty or premium and contain mandatory prepayments provisions customary for transactions of this type.  The Company expects the revolving credit facility to have a maturity of six years and the term loan facility to have a maturity of seven years.  There can be no assurance that the Company will be able to enter into the new credit facility as described above.  The Company may restructure and/or reduce the amount of borrowings under the new credit facility depending on the amount of the Special Dividend declared by its board of directors or if the board decides not to declare the Special Dividend.

Deutsche Bank AG, London Branch and Merrill Lynch & Co. are the dealer managers for the offers to purchase and the solicitation agents for the consent solicitations.  Questions or requests for assistance may be directed (i) in the case of the Floating Rate Notes, to Deutsche Bank AG, London Branch (telephone: +44 (20) 7545 8011 (collect)) or (ii) in the case of the Senior Subordinated Notes, to Merrill Lynch & Co. (telephone: (212) 809-2663 or toll-free at (888) 385-2663).  Requests for documentation may be directed to Global Bondholder Services Corp., the information agent (telephone:  (212) 430-3774 or toll-free at (866) 807-2200).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offers to purchase and consent solicitation statement.

The Company is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE(R) Black Label, SAMSONITE(R), AMERICAN TOURISTER(R), LACOSTE(R) and TIMBERLAND(R).

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s plans to consummate offers to purchase and consent solicitations with respect to the notes described above, the conversion of the Company’s Preferred Stock, the cash distribution that includes the declaration of the Special Dividend and the dilution adjustment payments to optionholders, and the entering into of a new credit facility.  These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-look statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.

Offer Restrictions

United Kingdom.  Each offer has been issued by and is the sole responsibility of Samsonite and is only for circulation to Holders and other persons in the United Kingdom to whom it may lawfully be communicated in accordance with the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, any person satisfying this criteria being referred to as a “relevant person”.  This communication may not be acted upon in the United Kingdom by anyone who is not a relevant person.

Republic of Italy.  Neither the offer nor any of the information contained herein constitutes an offer or an invitation to offer to sell or a promotional message of any form to any person (natural or legal) resident in the Republic of Italy to purchase, exchange or acquire the Notes, within the meaning of articles 1, lett. (v), and 102. ff, of Legislative Decree February 24, 1998, n. 58.  Neither offer is being made and will be made, directly or indirectly, in or into, whether by mail or by any means or other instrument (including, without limitation, telephonically or electronically) or any facility of a national securities exchange publicly or privately available in the Republic of Italy.  An offer to sell should not be made pursuant to the offers by any such use, means, instrument or facility or from within the Republic of Italy.  Doing so may render invalid any purported offer to sell.  Accordingly, copies of this Statement and any related documents should not be mailed or otherwise forwarded, distributed or sent in, into or from the Republic of Italy and persons receiving such documents must not forward, distribute or send them in, into or from the Republic of Italy.  Therefore, Holders are hereby notified that, to the extent such Holders are Italian residents or are located in the Republic of Italy, the offers are not available to them and, as such, any acceptance instruction on whatever form received from such person shall be void.  Any person who may have a legal or contractual obligation to forward this Statement and any related offer documents in the Republic of Italy should read this Statement before doing so.  No prospectus will be lodged with, or registered by, the Commissione Nazionale per le Societa e la Borsa (CONSOB) in respect of the offer.  Accordingly, neither this Statement nor any other material relating to the offer may be distributed or made available in the Republic of Italy.

Belgium.  In Belgium, the offers are not, directly or indirectly, being made to, or for the account of, any person other than to professional or institutional investors referred in article 3, 2 of the Belgian royal decree of July 7, 1999 on the public character of financial operations, each acting on its own account.  This Statement has not been and will not be submitted to nor approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financiere et des Assurances/Commissie voor het bank, Financie en Assurantiewezen) and, accordingly, may not be used in connection with any offer in Belgium except as may otherwise be permitted by law.

France.  The offers are not being made and will not be made, directly or indirectly, to the public in the Republic of France.  Only (i) qualified investors (investisseurs qualifies) and/or (ii) a restricted group of investors on the condition that they will invest for their own account (cercle restraint d’investisseurs) all as defined and in accordance with Article L. 4111-2 of the French Code Monetaire et Financier and decree no. 98-880 dated 1 October 1998 are eligible to accept the offers in France.

SOURCE  Samsonite Corporation

CONTACT:

Floating Rate Notes, Deutsche Bank AG, London Branch, +44 (20) 7545 8011 (collect); or Senior Subordinated Notes, Merrill Lynch & Co., +1-212-809-2663, or toll-free, +1-888-385-2663; or requests for documentation, Global Bondholder Services Corp., +1-212-430-3774, or toll-free, +1-866-807-2200, all for Samsonite Corporation

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